EXHIBIT 10.20

                          EXECUTIVE SEVERANCE AGREEMENT

     THIS EXECUTIVE SEVERANCE AGREEMENT, made and entered into effective as of August 1, 2002 (the "Agreement"), is by and between Infinity, Inc., a Colorado corporation (the "COMPANY") and Stanton E. Ross (the "EMPLOYEE").

     WHEREAS, EMPLOYEE has rendered outstanding service to COMPANY and his experience and knowledge of the affairs of COMPANY are extremely valuable to COMPANY; and in recognition of EMPLOYEE's service to COMPANY and as an inducement to him to continue in the employ of COMPANY, COMPANY has offered him, among other things, this Agreement, and EMPLOYEE has accepted the offer.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, COMPANY and EMPLOYEE agree as follows:

     1. TERM of AGREEMENT. This Agreement shall commence on the date first above written and shall continue until December 31, 2003, provided, however, that this Agreement may not be terminated and shall remain in full force and effect for at least eighteen (18) months following a Change in Control (such period being referred to in this Agreement as the "Protected Period"), and such additional time as may be necessary to give effect to its terms.

     2.  TERMINATION of EMPLOYMENT AFTER A CHANGE IN CONTROL.   EMPLOYEE shall
be entitled to the benefits specified in Section 3 if, within 18 months after a Change in Control occurs (a) EMPLOYEE is terminated for any reason other than for cause, or (b) EMPLOYEE resigns for Good Reason.

     COMPANY may terminate EMPLOYEE's employment for Cause, which shall mean only (A) upon the willful and continued failure by EMPLOYEE to perform substantially EMPLOYEE's duties with COMPANY, other than any such failure resulting from EMPLOYEE's incapacity due to physical or mental illness, which failure continues unabated after a demand for substantial performance is delivered to EMPLOYEE by the Board that specifically identified the manner in which the Board believes that EMPLOYEE has not substantially performed EMPLOYEE's duties, (B) EMPLOYEE willfully engages in gross misconduct materially and demonstrably injurious to COMPANY, or (C) upon fraud, misappropriation or embezzlement related to the business of COMPANY on the part of EMPLOYEE. For purposes of this paragraph, an act or failure to act on EMPLOYEE's part shall be considered "willful" if done or omitted to be done by EMPLOYEE otherwise than in good faith and without reasonable belief that EMPLOYEE's action or omission was in the best interest of COMPANY. Notwithstanding the foregoing, EMPLOYEE shall not be deemed to have been terminated by the COMPANY for Cause unless and until COMPANY shall have delivered to EMPLOYEE a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board, at a meeting of the Board called and held for the purpose (after reasonable notice to EMPLOYEE and an opportunity for EMPLOYEE, together with EMPLOYEE's counsel, to be heard before the Board), finding that in the good-faith opinion of the Board EMPLOYEE was guilty of conduct constituting Cause hereunder and specifying the particulars thereof in reasonable detail.

     EMPLOYEE may terminate employment for Good Reason, which, for the purposes of this Agreement, shall mean any of the following: (A) EMPLOYEE is assigned duties after a Change in Control materially inconsistent with EMPLOYEE's duties and responsibilities immediately before the date of such

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Change in Control, or (B) EMPLOYEE's annual salary is reduced during the period of this Agreement, or (C) EMPLOYEE's reporting responsibilities, titles or offices are materially changed in an adverse manner from those in effect immediately prior to such Change in Control.

     No benefits hereunder are payable prior to the date on which a Change in Control occurs unless otherwise approved by the Board of Directors of COMPANY.

     3. COMPENSATION UPON TERMINATION. If during the Protected Period COMPANY shall terminate EMPLOYEE other than for cause, or EMPLOYEE shall terminate employment either for Good Reason or with the consent of the Board, then, subject to Section 4 and the following provisions hereof, COMPANY shall pay to EMPLOYEE, in a single lump sum by certified or bank cashier's check within five days of such Date of Termination, the sum of the amounts specified in subparagraphs (A) through (C) below and also shall provide EMPLOYEE the continued employee welfare benefits as provided in subparagraph (D) below:

          (A) An amount equal to two times the sum of EMPLOYEE's annual base salary;

          (B) An amount equal to the Bonus EMPLOYEE received from COMPANY for the annual period immediately preceding the commencement of the Protected Period. For the purposes of this paragraph, the term "Bonus" refers to an amount which is the difference between EMPLOYEE's salary for that period and the amount reported for the period on EMPLOYEE's W2 form for federal income tax purposes;

          (C) An amount equal to that portion of EMPLOYEE's base salary earned, but not paid, and vacation earned, but not taken, to the date of termination, and all other amounts previously deferred by EMPLOYEE or earned but not paid as of such date under all COMPANY incentive or deferred compensation plans or programs;

          (D) COMPANY shall at all times during the two year period following the date of termination (the "Continuation Period") maintain in full force and effect for the continued benefit of EMPLOYEE and EMPLOYEE's eligible dependents all life (including executive life), accidental death and dismemberment, and medical and dental insurance benefits available to EMPLOYEE and EMPLOYEE's eligible dependents by virtue of being an employee of the COMPANY immediately prior to such termination, provided, that EMPLOYEE's continued participation is possible under the general terms and provisions of such plans and programs (or any successor thereto). In the event that participation by EMPLOYEE in any such plan or program after the date of termination is barred pursuant to the terms thereof, COMPANY shall obtain at COMPANY's expense and without any additional cost or liability to EMPLOYEE comparable coverage under individual policies for EMPLOYEE (and EMPLOYEE's dependents). At the end of the Continuation Period (except as provided below with respect to COBRA benefits, if elected by EMPLOYEE), COMPANY shall arrange to make available to EMPLOYEE and his eligible dependents comparable insurance coverage by enabling EMPLOYEE to convert EMPLOYEE's coverage under COMPANY's group plans or programs to an individual policy for the benefit of EMPLOYEE and EMPLOYEE's eligible dependents, or to assume any individual policies obtained by the COMPANY for EMPLOYEE's benefit, with EMPLOYEE paying the full premiums after the end of the Continuation Period. Nothing in this subparagraph (D) shall operate to reduce, or be construed as reducing, EMPLOYEE's (or a beneficiary's) group health plan continuation rights under COBRA in any manner and upon the end of the Continuation Period EMPLOYEE (or EMPLOYEE's beneficiary(ies)), if otherwise eligible, will be entitled to elect

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COBRA continuation coverage for the full period applicable as if that were
EMPLOYEE's termination date. In the event EMPLOYEE becomes covered by another employer's group plan or programs as a result of EMPLOYEE's employment during the Continuation Period, COMPANY's plans or programs shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's plans or programs;

          (E) COMPANY shall sell to EMPLOYEE the sports tickets owned by COMPANY at COMPANY's cost; and

          (F) COMPANY shall, at its sole expense, provide the EMPLOYEE with outplacement services the scope and provider of which shall be selected by the EMPLOYEE in his sole discretion.

     As a condition to the receipt of any benefit under this Agreement, EMPLOYEE must first execute and deliver to COMPANY a release releasing COMPANY, its officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that EMPLOYEE may have arising out of EMPLOYEE's employment with COMPANY or the termination of such employment, but excluding (i) any claims and causes of action that EMPLOYEE may have arising under or based upon this Agreement, (ii) rights under stock-based incentive plans arising in connection with a Change in Control, (iii) rights under directors' and officers' indemnification insurance, (iv) rights of indemnity under articles of incorporation, bylaws, contracts, law, or otherwise, and (v) rights under COMPANY's stock option plan(s) and other arrangements for deferred compensation.

     4. GROSS-UP OF PARACHUTE PAYMENTS. If EMPLOYEE's employment is terminated following a "change in control" of COMPANY, within the meaning of
Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), and it shall be determined that any payment or distribution by COMPANY or any other person to or for the benefit of EMPLOYEE (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by EMPLOYEE with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then COMPANY shall pay an additional payment (a "Gross-Up Payment") in an amount such that after payment by EMPLOYEE of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or other taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, EMPLOYEE retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     5.  NO MITIGATION OF DAMAGES AND EXPENSES.    The provisions of this
Agreement are not intended to, nor shall they be construed to, require that EMPLOYEE seek or accept other employment following a termination of employment and, except to the extent provided in Section 3(F) of this Agreement, amounts payable and welfare benefits provided under this Agreement to EMPLOYEE shall not be reduced by EMPLOYEE's acceptance of (or failure to seek or accept) employment with another person. COMPANY's obligations to make the payments and provide the welfare benefits provided for in this Agreement shall not be affected by any set off, counterclaim, recoupment, defense or other claim, rights or action that COMPANY may have against EMPLOYEE or others.

     6. CHANGE IN CONTROL. For purposes of this Agreement, a Change in Control shall be deemed to have occurred upon, and shall mean: (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the

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"Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock of COMPANY or (2) the combined voting power of the then outstanding voting securities of COMPANY entitled to vote generally in the election of directors, or (ii) Individuals who, as of the date hereof, constitute COMPANY's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of COMPANY's Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by COMPANY's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, or (iii) Approval by the stockholders of COMPANY of a reorganization, merger or consolidation.

     7. SUCCESSOR; BINDING AGREEMENT. COMPANY will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of COMPANY, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as COMPANY would have been required if no such succession had taken place.

     8.  MISCELLANEOUS.

         8.1 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by EMPLOYEE and by an authorized officer of COMPANY. No waiver by either party of any breach by the other party of any condition or provisions of this Agreement shall be deemed a waiver of any other provision of this Agreement.

         8.2 The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas without regard to the principle of conflicts of laws.

         8.3 The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         8.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.5 Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         8.6 This Agreement has been approved by the Board, and has been duly executed and delivered by EMPLOYEE and on behalf of COMPANY by its duly authorized representative.

         8.7 This document sets forth the entire understanding and agreement between the parties and supersedes all other prior agreements concerning the effect of a Change in Control on the relationship between COMPANY and EMPLOYEE.


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     IN WITNESS WHEREOF, COMPANY and EMPLOYEE have entered into this Agreement effective the date first above written.


                                      INFINITY, INC.


                                      By:/s/ Jon D. Klugh
                                         Authorized Representative

EMPLOYEE:


/s/ Stanton E. Ross
Stanton E. Ross, President








































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